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                                                                    EXHIBIT 10.2








                                 SOTHEBY'S, INC.


                         2005 BENEFIT EQUALIZATION PLAN






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                                 SOTHEBY'S, INC.

                            BENEFIT EQUALIZATION PLAN


                                TABLE OF CONTENTS

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                                                                                PAGE

INTRODUCTION......................................................................1


SECTION 1  Purpose................................................................2


SECTION 2  Definitions............................................................2


SECTION 3  Eligibility............................................................5


SECTION 4  Retirement Savings Benefits............................................5


SECTION 5  Distributions and Withdrawals..........................................6


SECTION 6  Source of Payment......................................................7


SECTION 7  Designation of Beneficiary.............................................7


SECTION 8  Administration of the Plan.............................................8


SECTION 9  Amendment and Termination..............................................9


SECTION 10 Miscellaneous..........................................................9

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                                  INTRODUCTION


                  Retirement Savings Plan Maximum Contribution
             Limitation and Operation of Benefits Equalization Plan



         The Internal Revenue Code of 1986 as amended (the "Code") limits the amount of benefits available under qualified 401(k) retirement plans such as the Sotheby's, Inc. Retirement Savings Plan (the "Retirement Savings Plan"). These limits restrict the amount of employee before-tax contributions that can be made to the Retirement Savings Plan under Code Section 402(g) and the maximum amount of total contributions that can be credited to an employee's account in a single year under Code Section 415. The Code also limits the maximum amount of earnings that may be considered for Retirement Savings Plan contributions under Code
Section 401(a)(17). All of these limits are adjusted periodically.

         Effective January 1, 2005, when a Retirement Savings Plan participant reaches these various limits for employee before-tax salary deferrals or Company contributions, including the Employer Matching Contribution or the Employer Profit Sharing Contribution, subsequent employee before-tax salary deferrals or Company contributions are directed to the employee's 2005 Benefit Equalization Plan Account.


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                                 SOTHEBY'S, INC.

                            BENEFIT EQUALIZATION PLAN


                                    SECTION 1

                                     PURPOSE


         1.1 Background and Prior Plan. Effective January 1, 1988, Sotheby's, Inc. established the Sotheby's, Inc. 1988 Benefit Equalization Plan ("Prior BEP") solely for the purpose of providing eligible employees with benefits which would have been payable under the Sotheby's, Inc. Retirement Savings Plan (the "Retirement Savings Plan") but for various limitations under Code Sections 402(g), 401(k), 401(m), 401(a)(17) and 415 on contributions made with respect to such employees. No employee salary deferrals or Company contributions will be contributed to the Prior BEP on or after January 1, 2005. Amounts accumulated under the Prior BEP will continue to be subject to the terms and conditions and credited with interest in accordance with the provisions of the Prior BEP.

         1.2 2005 BEP. Effective for employee salary deferrals and Company contributions made on or after January 1, 2005, the Company hereby establishes the Sotheby's, Inc. 2005 Benefit Equalization Plan (referred to herein as the "2005 BEP" or the "Plan"). The 2005 BEP is intended to comply with the American Jobs Creation Act of 2004 that imposed certain restrictions on deferred compensation.


                                    SECTION 2

                                   DEFINITIONS

         When used herein, the following terms shall have the following meanings:

         2.1 "Basic and/or Supplemental Contributions" means employee before-tax contributions under the Retirement Savings Plan. Basic and/or Supplemental Contributions are also referred to herein as "Employee Contributions".

         2.2 "Beneficiary" means the beneficiary or beneficiaries designated in accordance with Section 8 of the Plan to receive the amount, if any, payable upon the death of a Participant who has an account under the Plan.

         2.3 "Benefit Limitations" means the Code limits applicable to qualified plans such as the Retirement Savings Plan including but not limited to (a) maximum amount of "annual additions" which could have been made to an Employee's accounts under the Retirement Savings Plan in accordance with Section 415 of the Code; (b) the maximum compensation considered for plan purposes in accordance with Section 401(a)(17) of the Code; (c) the maximum aggregate amount of nontaxable contributions





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that could be made to the Employee's Basic or Supplemental Contributions Account
under the Retirement Savings Plan in accordance with Code Sections 401(k),
401(m) and 402(g); and (d) any other IRS limitations applicable to qualified plans.

         2.4 "Board of Directors" means the Board of Directors of the Company, or any committee or committee members to which the Board has designated its authority under the Plan.

         2.5 "Change of Control" means for purposes of the Plan, the date upon which:

         (a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person"), other than members of the Taubman Family (as defined below), shall become, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of common stock of Sotheby's Holdings, Inc. (the "Corporation") enabling such Person to elect a majority of the members of the Board of Directors of the Corporation; or

         (b) After the date upon which A. Alfred Taubman, individually, as trustee or in any other capacity, cannot elect, for any reason a majority of the members of the Board of Directors (the "Triggering Date"), the individuals who, as of the Triggering Date, constitute the Board (the "Incumbent Board") cease for any reason within any period of 18 consecutive months to constitute at least a majority of the members of the Board; provided, however, that any individual becoming a director subsequent to the Triggering Date whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at lease a majority of the directors then comprising the Incumbent Board shall be considered as though the individual were a member of the Incumbent Board.

         (c) For purposes of the Plan, the term "Taubman Family" shall mean (i)
         A. Alfred Taubman, any lineal descendants, spouses, lineal descendants or spouses, or spouses of lineal descendants of A. Alfred Taubman, a trust for the benefit of any of the foregoing (including without limitation, the A. Alfred Taubman restated Revocable Trust (as the same may be amended)), the estate(s) of any of the foregoing, and (ii) any person, more than 50% of the voting stock, voting securities, partnership interests, limited liability company interests or other beneficial ownership and control of which is and remains owned and controlled by one or more of the persons described in the foregoing clause (i).

         2.6 "Code" means the Internal Revenue Code of 1986, as amended.

         2.7 "Company" or "Employer" means Sotheby's, Inc and each domestic subsidiary or related company that participates in the Retirement Savings Plan.

         2.8 "Compensation" has the same definition as under the Retirement Savings Plan absent applicable IRS limits and generally means salary, overtime, bonus, vacation pay, sick pay and holiday pay.




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         2.9 "Eligible Employee" means any employee who is a Senior Vice
President or higher and who has been designated by the Company as eligible to participate in the Plan. Employees who are promoted to Senior Vice President during the Plan Year or employees who are hired during the Plan Year at the level of Senior Vice President or above are eligible to participate in the Plan in the following year.

         2.10 "Employee Contributions" means the Basic and/or Supplemental Contributions made by an Eligible Employee to the Plan. The amount of Employee Contributions is governed by the Salary Reduction Agreement described in Section 4.4

         2.11 "Employer Matching Contributions" means the Employer Matching Contribution as defined in the Retirement Savings Plan. The amount or percentage and the vesting of Employer Matching Contributions are subject to the terms and conditions of the Retirement Savings Plan.

         2.12 "Employer Profit Sharing Contributions" means the discretionary Employer Profit Sharing Contribution as defined in the Retirement Savings Plan. The amount or percentage and the vesting of Employer Profit Sharing Contributions, if any, are subject to the terms and conditions of the Retirement Savings Plan.

         2.13 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         2.14 "Participant" means an Eligible Employee or former Eligible Employee who has an account under the Plan.

         2.15 "Plan" or "2005 BEP" means the Sotheby's, Inc. 2005 Benefit Equalization Plan, as set forth herein and as amended from time to time.

         2.16 "Plan Committee" means the committee appointed by the Company to administer the Retirement Savings Plan.

         2.17 "Plan Year" means the calendar year.

         2.18 "Retirement Savings Benefits" means the benefits described in
Section 4 of the Plan.

         2.19 "Retirement Savings Plan" means the Sotheby's, Inc. Retirement Savings Plan, as amended from time to time.

         2.20 "Salary Reduction Agreement" means an agreement executed by an Eligible Employee pursuant to Sections 4.1 and 4.4.

         2.21 "Unforeseeable Emergency" means an unforeseeable financial emergency for purposes of making an in-service withdrawal as provided in Section
5.1 of the Plan.




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                                    SECTION 3

                                   ELIGIBILITY

         Each Eligible Employee with respect to whom allocations of Basic or Supplemental Contributions, Employer Matching Contributions or Employer Profit Sharing Contributions are reduced under the Retirement Savings Plan as a result of the Benefit Limitations, may participate in the Plan after execution of a Salary Reduction Agreement in accordance with Section 4.

                                    SECTION 4

                           RETIREMENT SAVINGS BENEFITS

         4.1 Employee Contributions to the Plan. As a condition of receiving Retirement Savings Benefits in any year, each Eligible Employee who is limited under the Retirement Savings Plan by reason of the Benefit Limitations shall execute and file with the Company a Salary Reduction Agreement. Once applicable Benefit Limitations are reached, the Salary Reduction Agreement authorizes the Employer to reduce the Compensation earned by the Eligible Employee in an aggregate amount equal to the difference, if any, between (a) the deferral election made in the Participant's Salary Reduction Agreement and (b) the aggregate amount of Basic and Supplemental Contributions actually made by Participant under the Retirement Savings Plan. A Salary Reduction Agreement only pertains to amounts earned on or after the first day of the Plan Year.

         4.2 Employee Contributions and Salary Deferral Percentage are Irrevocable. Once an Eligible Employee elects to make Employee Contributions to the Plan and such Eligible Employee reaches one or more Benefit Limitations under the Retirement Savings Plan, the Eligible Employee cannot elect to stop making Basic or Supplemental Contributions to the Plan for the remainder of the Plan Year. Employee Contributions are irrevocable for that Plan Year. In addition, an Eligible Employee cannot elect to change his salary deferral percentage for Employee Contributions for the remainder of the Plan Year.

         4.3 Plan Accounts and Earnings. The amount of Retirement Savings Benefits payable to or in respect of an Eligible Employee shall be equal to the amount of Employee Contributions made to the 2005 BEP pursuant to a Salary Reduction Agreement, together with the amount of any Employer Matching Contributions and Employer Profit Sharing Contributions made to the 2005 BEP on behalf of an Eligible Employee. In addition, for each Plan Year, an amount of earnings shall be credited to Participant accounts, as determined by the Plan Committee, which earnings shall be at a rate equal to 3.3% above the 10 Year U.S. Treasury Bond rate as of December 31, of the immediately preceding Plan Year, or such other rate of return which the Plan Committee determines.

         4.4 Salary Reduction Agreement. The Plan Committee shall notify each Eligible Employee when he becomes eligible to file a Salary Reduction Agreement and shall furnish the election form. A new Salary Reduction Agreement must be executed





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each year in which an Eligible Employee elects to participate in the Plan. A
Salary Reduction Agreement authorizes the Company to make payroll deductions between 1% and 12% of the Compensation otherwise payable to an Eligible Employee. Once executed, a Salary Reduction Agreement is irrevocable for that Plan Year. An Eligible Employee cannot change his salary deferral percentage or stop making Employee Contributions to the Plan at any time during the Plan Year.

                                    SECTION 5

                          DISTRIBUTIONS AND WITHDRAWALS

         5.1 Withdrawals Upon Unforeseeable Emergency.

         (a) Unforeseeable Emergency. A Participant may elect, in writing, to withdraw part or all of his Retirement Savings Benefit Plan Accounts, including interest credited to his Accounts under the Plan, in the event of an Unforeseeable Emergency. An Unforeseeable Emergency means any unforeseeable circumstance that results in severe financial hardship to the Participant. Any withdrawal because of an Unforeseeable Emergency shall not exceed the amount required to meet the immediate financial need created by the Unforeseeable Emergency and not otherwise reasonably available from other resources of the Participant. The withdrawal may also include an amount for taxes applicable to the withdrawal. Examples of an Unforeseeable Emergency shall include, but shall not be limited to, those financial needs arising on account of a sudden or unexpected illness or accident of the Participant, the Participant's spouse or dependent, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

         (b) Manner of Making Withdrawal. The Participant's request for a distribution on account of an Unforeseeable Emergency must be made in writing to the Committee. The request must specify the nature of the financial hardship, the total amount requested to be distributed from the Participant's Account, and the total amount of the actual expense incurred or to be incurred on account of the severe financial hardship.

         The withdrawal shall be paid to the Participant no later than the end of the calendar quarter following the calendar quarter in which the Committee receives the properly completed written request for withdrawal and determines that the Participant satisfies the criteria for an Unforeseeable Emergency. The Committee may from time to time change or adopt additional policies or rules governing withdrawals so that the Plan may be conveniently administered and may comply with applicable laws.

         5.2 Distribution Upon Termination of Employment For Any Reason. Such benefits shall be paid to the Eligible Employee in a lump sum payment six (6) months following the last day of the month in which such Participant terminates employment with the Company, or as soon thereafter as is administratively practicable. Distribution may be accelerated in the event of a Participant's death or disability (as defined in the Company's long term disability program).




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         5.3 Distribution Upon Change of Control of Company. Upon a Change of
Control of Sotheby's Holdings, Inc. (as defined in Section 2.5), a Participant's Accounts under the Plan will be distributed in a lump sum payment as soon as practicable following the date of the Change of Control.

                                    SECTION 6

                                SOURCE OF PAYMENT

         All payments of Retirement Savings Benefits hereunder shall be paid from the general funds of the Company, and no special or separate fund shall be established or other segregation of assets made to assure such payments; provided, however, that the Company may establish a bookkeeping reserve to meet its obligations hereunder. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or the Plan Committee and any Eligible Employee, Participant or other person. To the extent that any person acquires a right to receive payments form the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. The Plan is intended to constitute an unfunded plan for the purposes of providing deferred compensation for a select group of management or highly compensated employees as described in Sections 201, 301 and 401 of ERISA.

                                    SECTION 7

                           DESIGNATION OF BENEFICIARY


         7.1 Beneficiary Designation. The Beneficiary of each Participant shall be the beneficiary designated by such Participant under the Retirement Savings Plan who shall be entitled to receive the amount, if any, payable under the Plan upon the Participant's death. However, a Participant may designate a Beneficiary different from his or her Beneficiary under the Retirement Savings Plan by filing with the Plan Committee a written designation of one or more persons as his Beneficiary. If a Participant has designated a beneficiary under the Prior BEP, that beneficiary designation shall apply to the 2005 BEP until such designation is changed or revoked. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Plan Committee. The last such designation received by the Plan Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Plan Committee prior the Participant's death, and in no event shall it be effective as of any date prior to such receipt.

         7.2 Failure to Designate Beneficiary. If no such Beneficiary designation is in effect under this Plan or under the Retirement Savings Plan at the time of a Participant's death, or if no designated Beneficiary survives the Eligible Employee, or if such designation conflicts with the law, the Participant shall be deemed to have designated the following Beneficiaries (if then living) in the following order of priority:




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                  (a)      The spouse of the Eligible Employee.

                  (b) The children of the Eligible Employee and the issue of any deceased child (by right of representation), including adopted children and issue, in equal shares.

                  (c) The parent or parents of the Eligible Employee in equal shares.

                  (d)      The estate of the Eligible Employee.

If the Plan Committee is in doubt as to the right of any person to receive such amount, the Plan Committee may retain such amount, without liability for any earnings thereon, until the rights thereto are determined, or the Plan Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan and the Company therefore.

                                    SECTION 8

                           ADMINISTRATION OF THE PLAN


         8.1 Plan Committee. The Plan shall be administered by the Plan Committee which shall have full power and authority to interpret, construe and administer the Plan and to review claims for benefits under the Plan. The Plan Committee' s interpretations and constructions of the Plan and actions thereunder shall be binding and conclusive on all persons and for all purposes.

         8.2 Committee Powers and Duties. The Plan Committee shall engage such certified public accountants, who may be accountants for the Company, as it shall require or may deem advisable for purposes of the Plan. The Plan Committee may arrange for the engagement of such legal counsel, who may be counsel for the Company, and make use of such agents and clerical or other personnel as they shall require or may deem advisable for the purposes of the Plan. The Plan Committee may rely upon the written opinion of such counsel and accountants engaged by the Plan Committee and may delegate to any such agent or to any sub-committee or member of the Plan Committee its authority to perform any act hereunder, including without limitation those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at the discretion of the Plan Committee.

         8.3 Indemnification. To the maximum extent permitted by law, no member of the Plan Committee shall be personably liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Plan Committee or for any mistake of judgment made in good faith. The Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company' s own assets), each member of the Plan Committee and each other officer, employee, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan or to the management or control of the assets of the Plan may be delegated or allocated, against any cost or expense (including counsel fees or liability including any




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sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud, bad faith, or gross negligence.

                                    SECTION 9

                            AMENDMENT AND TERMINATION

         The Plan may be amended, suspended or terminated, in whole or in part, by the Board of Directors, or such other committee to which the Board has delegated such authority, but no such action shall retroactively impair or otherwise adversely affect the rights of any person to benefits under the Plan which have accrued prior to the date of such action, as determined by the Plan Committee in its sole discretion.

                                   SECTION 10

                                  MISCELLANEOUS

         10.1 Successor Employer. This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns, the Eligible Employee, his Beneficiaries and his estate. Nothing in this Plan shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Plan and all obligations of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term "Company" shall refer to such other corporation and this Plan shall continue in full force and effect.

         10.2 Nonguarantee of Employment. Neither the Plan nor any action taken hereunder shall be construed as giving to an Eligible Employee the right to be retained in the employ of the Employer or as affecting the right of the Employer to dismiss any Eligible Employee.

         10.3 Withholdings. The Company may withhold from any benefits payable under this Plan all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         10.4 Nonalienation of Benefits. Except insofar as may otherwise be required by law, an Eligible Employee or Beneficiary shall not at any time or in any manner be able to alienate or assign any benefits payable under this Plan, nor shall such benefits be subject to the debts or liabilities of any person and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, to such person's debts or liabilities, shall be void. If any Eligible Employee or Beneficiary shall attempt to, or shall, alienate, sell, transfer, assign, pledge, attach, charge or otherwise encumber any amount payable under the Plan, or any part thereof, or if by reason of his bankruptcy or other event happening at any such time such amount would be made subject to his debts or liabilities or would otherwise not be enjoyed by him, then the Plan Committee, if it so elects, may direct that such amount be withheld and that the same or any part thereof be paid or applied to or for the benefit or such person, his spouse, children or




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other dependents, or any of them, in such manner and proportion as the Plan
Committee may deem proper.

         10.5 Distributions to Minors and Incompetents. If the Plan Committee shall find that any person to whom any amount is or was payable hereunder is unable to care for his affairs because of illness or accident, or has died, then the Company, if it so elects, may direct that any payment due him or his Beneficiary (unless a prior claim therefore has been made by a duly appointed legal representative) or any part thereof be paid or applied for the benefit of such person or to or for the benefit of his spouse, children or other dependents, an institution maintaining or having custody of such person, any other person deemed by the Plan Committee to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them, in such manner and proportion as the Company may deem proper. Any such payment shall be in complete discharge of the liability of the Plan Committee and the Company.

         10.6 Notices. All elections, designations, requests, notices, instructions, and other communications from an Eligible Employee, Beneficiary or other person to the Plan Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Plan Committee, shall be mailed by first-class mail or delivered to such location as shall be specified by the Plan Committee, and shall be deemed to have been given and delivered only upon actual receipt thereof at such location.

         10.7 Benefits. The benefits payable under this Plan shall be in addition to all other benefits provided for Eligible Employees of the Company.

         10.8 Offset. Notwithstanding Section 10.4, if an Eligible Employee or his Beneficiary becomes entitled to a distribution of Plan benefits, and if at such time the Eligible Employee has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of Plan benefits otherwise distributable. Such determination shall be made by the Company in its sole discretion.

         10.9 Headlines. The captions preceding the sections hereof have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions of the Plan.

         10.10 Governance. The Plan shall be governed by the laws of the State of Michigan from time to time in effect.

         IN WITNESS WHEREOF, this 2005 Benefit Equalization Plan is hereby executed and the date written below and effective as of January 1, 2005.

                                     SOTHEBY'S, INC.


                                     By:   /s/ Susan Alexander
                                           __________________________________

                                     Its:  Executive Vice President
                                           __________________________________

                                     Date: December 15, 2004
                                           __________________________________





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